August 14, 2025

Dear Steve,

Mattress Firm, Inc. (“MFI” or the “Company”) is pleased to offer to you the position of President and Chief Executive Officer, as a Full time employee, reporting directly to Mattress Firm’s board and parent company, Somnigroup International Inc. This letter will serve to confirm our understanding of your acceptance of this position. This position will have a start date on August 14, 2025.

Compensation
You will be compensated with a monthly salary of $45,833.33 (annualized at $550,000.00), paid semi-monthly, subject to normal withholdings.

All other terms and benefits described in your offer letter dated March 5, 2025, as amended, remain unchanged.

Non-Solicitation
Upon your acceptance of your new position, you will also be required to sign a non-solicitation and non-competition agreement, even if you have already signed the agreement in the past.

At - Will Employment
If you choose to accept this offer, please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Mattress Firm, Inc. is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Acceptance
To indicate your acceptance of this offer, please sign below electronically via DocuSign. This letter, along with the Mattress Firm Associate Handbook, sets forth the terms of your employment with Mattress Firm, Inc. and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the EVP, Human Capital of Mattress Firm.

Agreed to and accepted by:

/s/ Steve Rusing
Steve Rusing

Date:         August 14, 2025

3250 BRIARPARK DR, SUITE 400 | HOUSTON, TX 77042 | P 713.923.1090 | F 713.923.1096